SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2004

THE THAXTON GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

000-27086	57-0669498
(Commission File Number)	(I.R.S. Employer Identification No.)

1524 Pageland Highway, Lancaster, South Carolina	29720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (803) 285-4337

Item 5. Other Events

Sale of Tennessee and Kentucky Tico Operations

After obtaining the approval of the Bankruptcy Court, The Thaxton Group, Inc. (the “Company”) consummated the sale of substantially all of its Tennessee and Kentucky consumer loan receivables regarding its TICO business to Heights Finance Corporation, an Illinois corporation and Heights Finance Corporation, a Tennessee corporation, as of June 30, 2004. The transaction included the assumption of certain of TICO’s branch location real property leases in Tennessee and Kentucky and the purchase of certain equipment.

The gross proceeds from the sale (before deducting a hold back amount, a refund escrow amount, and certain fees and expenses) were approximately $7.7 million. The proceeds placed into escrow to be credited against the Company’s stated indebtedness to Finova were approximately $7.1 million. The proceeds are being placed into escrow because of the dispute in the bankruptcy proceedings regarding Finova’s claims.

Resignation of a Director; Election of a new Director

On July 7, 2004, Mr. Arthur B. Kramer resigned from the Board of Directors of the Company, as well as from all other positions he may hold with the Company or any of its subsidiaries or affiliates, if any.

On July 8, 2004, Mr. Robert R. Dunn, the Company’s President and Chief Restructuring Officer, was elected a Director by the Board of Directors to fill the vacancy on the Board created by Mr. Kramer’s resignation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

THE THAXTON GROUP, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn
President and Chief Restructuring Officer

Dated: July 20, 2004

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